EXHIBIT A

Directors and Executive Officers of CenterPoint Energy, Inc.

Name	Principal Occupation	Citizenship
Scott M. Prochazka	President, Chief Executive Officer and Director	United States
Milton Carroll	Executive Chairman of the Board of Directors	United States
Michael P. Johnson	Director	United States
Janiece M. Longoria	Director	United States
Scott J. McLean	Director	United States
Susan O. Rheney	Director	United States
Phillip R. Smith	Director	United States
R. A. Walker	Director	United States
Peter S. Wareing	Director	United States
Gary L. Whitlock	Executive Vice President and Chief Financial Officer	United States
Walter L. Fitzgerald	Senior Vice President and Chief Accounting Officer	United States
Tracy B. Bridge	Executive Vice President and President, Electric Division	United States
Joseph B. McGoldrick	Executive Vice President and President, Gas Division	United States
Dana C. O’Brien	Senior Vice President, General Counsel and Corporate Secretary	United States
Scott E. Rozzell	Executive Vice President	United States
Thomas R. Standish	Executive Vice President	United States

Directors and Executive Officers of CenterPoint Energy Resources Corp.

Name	Principal Occupation	Citizenship
Scott M. Prochazka	President, Chief Executive Officer and Director	United States
Gary L. Whitlock	Executive Vice President and Chief Financial Officer	United States
Walter L. Fitzgerald	Senior Vice President and Chief Accounting Officer	United States